Exhibit 99.1

                       [Sonic Automotive, Inc. Letterhead]

                           SONIC AUTOMOTIVE ANNOUNCES
                           PROPOSED PRIVATE PLACEMENT



                                                     CONTACT: Theodore M. Wright
                                                              (704) 532-3320
                                                     -- For Immediate Release


CHARLOTTE, NC (July 9, 1998) -- Sonic Automotive, Inc. (NYSE:SAH) announced that it intends to offer approximately $125 million of its Senior Subordinated Notes due 2008. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, and is expected to close in late July. Sonic Automotive will use the net proceeds from the offering to pay all indebtedness outstanding under its existing revolving credit facility and certain indebtedness under its floor plan facility and to finance certain acquisitions. Amounts repaid under the revolving credit facility and the floor plan facility may be reborrowed for general corporate purposes. The securities to be offered in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.



              [Stamp stating "SAH Listed NYSE" at bottom of page.]




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